UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 1, 2007
STERLING CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	000-50132 (Commission File No.)	76-0502785 (IRS Employer Identification No.)

333 Clay Street, Suite 3600 Houston, Texas (Address of principal execute offices)	77002-4109 (Zip Code)
(713) 650-3700
(Registrant’s telephone number, including area code)
Not Applicable
(Former names or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
     Sterling Chemicals, Inc. (“Sterling”) commenced today a cash tender offer for any and all of its outstanding 10% Senior Secured Notes due 2007 (CUSIP number 859166AA8) (the “Notes”). Sterling has $100,579,000 million principal amount of Notes outstanding. Concurrently with the tender offer, Sterling is soliciting consents from the holders of the Notes to amend the indenture under which the Notes were issued.
     The tender offer will expire at 12:00 midnight, New York City time, on March 28, 2007, unless extended or earlier terminated by Sterling. The consent solicitation will expire at 5:00 p.m., New York City time, on March 14, 2007 unless extended or earlier terminated by Sterling (the “Consent Expiration Date”). Holders tendering their Notes on or prior to the Consent Expiration Date will be required to consent to certain proposed amendments to the indenture governing the Notes and related security documents, which will eliminate certain restrictive covenants and related provisions.
     The “Tender Offer Consideration” shall be the price equal to the principal amount of Notes plus accrued but unpaid interest thereon to, but not including, the date of payment for the Notes accepted for purchase pursuant to the offer (the “Payment Date”).
     If the tender offer is consummated, a Consent Payment of $2.50 per $1,000 of principal amount of Notes will be paid on the Payment Date to holders who tender their Notes and provide their consents to the proposed indenture and related security documents amendments at or prior to 5:00 p.m., New York City time, on the Consent Expiration Date. Notes tendered and consents delivered at or prior to 5:00 p.m., New York City time, on the Consent Expiration Date may not be withdrawn or revoked after that time. Holders of Notes tendered after such date will not be eligible to receive the Consent Payment. Instead, holders who validly tender their Notes after the Consent Expiration Date will receive the Tender Offer Consideration for the Notes but not the Consent Payment. The Tender Offer Consideration plus the Consent Payment is equal to the “Total Consideration.”
     The Tender Offer Consideration for the Notes and any Consent Payments are expected to be paid promptly following the expiration date for the tender offer. The terms of the tender offer and consent solicitation, including the conditions to Sterling’s obligations to accept any Notes and consents, and pay the Total Consideration, are set forth in Sterling’s Offer to Purchase and Consent Solicitation Statement dated March 1, 2007. Two of the several conditions of the tender offer are the receipt of consents in respect of a majority of the Notes and the close of a debt financing resulting in net proceeds sufficient to finance the tender offer. Any or all of the conditions of the tender offer may be waived by Sterling at any time in its sole discretion, and Sterling may amend, extend or terminate the tender offer and consent solicitation at any time in its sole discretion.
     Questions or requests for assistance by noteholders may be directed to Sterling (telephone: (713) 650-3700). Requests for documentation by noteholders may be directed to Georgeson Inc., the information agent (telephone: (212) 440-9800 (for banks and brokers only) or (866) 835-1125 (for all others toll-free)).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2007	STERLING CHEMICALS, INC.
	By:	/s/ Paul G. Vanderhoven
Paul G. Vanderhoven
Senior Vice President -- Finance and Chief Financial Officer